Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Amended and Restated 2007 Stock Incentive Plan of Ness Technologies, Inc. (the “Company”) for the registration of 2,000,000 shares of its Common Stock and to the incorporation by reference therein of our reports dated November 28, 2008, with respect to the financial statements of Logos, a.s. for the fiscal year ended March 31, 2008, included in the Current Report on Form 8-K/A for the acquisition of Logos a.s. by Ness Technologies, Inc, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Ernst & Young Audit s.r.o.

Prague, Czech Republic
January 14 , 2009